Exhibit 99.1

METRO BANCORP, INC.

AMENDED AND RESTATED

2006 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN

1.	Purpose of Plan

The purpose of this Plan is to enable Metro Bancorp, Inc. (hereinafter referred to as “Metro”) to continue to compete successfully in attracting and retaining key employees with outstanding abilities by making it possible for them to receive awards of incentive stock options, nonqualified stock options and restricted stock and, thereby, acquire shares of Metro’s common stock on terms which will give them a more direct and continuing interest in the future success of Metro.

2.	Definitions

“Award” means an award of incentive stock options, nonqualified stock options or restricted stock pursuant to this Plan.

“Board” means the Board of Directors of Metro.

“Committee” means a committee established by the Board. The Committee shall consist of three or more members of the Board. No member of the Committee may receive Options under the Plan. The Compensation Committee may be the Committee if it meets these qualifications.

“Employees” means employees, including officers, regularly employed on a salary basis by Metro or any subsidiary or affiliate of Metro. “Employment with Metro” or words to that effect, shall include employment by any subsidiary or affiliate of Metro.

“Fair Market Value” of a share of Metro’s common stock shall mean its closing sale price on the principal stock exchange on which the stock is traded on the date as of which the value is being determined. If there is no reported sale on that date, the Fair Market Value shall be the closing sale on the next preceding day for which a sale was reported.

“Metro” means Metro Bancorp, Inc., a Pennsylvania corporation and bank holding company.

“ISO” means an incentive stock option described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

“NQSO” means a stock option, which is not described in Section 422 of the Code.

“Option” means an option, either in the form of an ISO or NQSO, granted in accordance with the terms of this Plan.

“Optionee” means a person to whom an option has been granted under this Plan.

“Option Price” means the per share exercise price of the shares of Metro common stock covered by each Option.

“Restricted Stock” means shares of Metro common stock that are not fully transferable until certain conditions established by the Committee have been met. Upon satisfaction of those conditions, the shares become transferable.

“Retirement” means termination of employment by an Optionee who has attained age 62 and has completed a minimum of five years of service with Metro.

“Shares” means shares of common stock of Metro.

3.	Aggregate Number of Shares

The total number of Shares for which Awards may be granted under this Plan shall not exceed in the aggregate 500,000 shares, subject to appropriate adjustment if the number of issued Shares shall be increased or reduced by change in par value, combination, or split-up, reclassification, distribution of a dividend payable in stock, or similar corporate action. Shares covered by Awards, which have expired, which have been cancelled or forfeited or otherwise surrendered may again be available for Awards under this Plan. Options may be granted in the form of ISOs or NQSOs.

4.	Adjustment of Awards

The number of Shares of Restricted Stock granted or Shares optioned from time to time to individual Optionee’s under the Plan, and the Option Prices therefore, shall be appropriately adjusted to reflect any changes in par value, combination, split-up, reclassification, distribution of dividend payable in stock, or the like.

5.	Granting of Options and Restricted Stock

The Board, or if the Board so determines, the Committee, is authorized to grant Options and Restricted Stock to selected employees pursuant to this Plan until December 31, 2015. The number of Shares, if any, optioned or granted as restricted shares in each year, the employees to whom such Awards are granted, and the amount of each Award to each employee selected shall be wholly within the discretion of the Board or the Committee. The Board may grant both ISOs and NQSOs and award Restricted Stock to the same employee. Board action on Awards and administration of this Plan shall be only upon the advice and recommendation of the Committee if the Board has appointed a Committee.

6.	Terms of ISOs

ISOs granted under this Plan shall contain the following terms:

(a)	The ISO price shall be fixed by the Board or the Committee but shall in no event be less than 100% of the Fair Market Value of the Shares subject to the ISO on the date the ISO is granted. The ISO price, in the case of an Optionee who, at the time the Option is granted, owns more than 10% of the outstanding Shares of Metro’s common stock shall be at least 110% of the Fair Market Value of the Shares subject to the ISO on the date the ISO is granted.

(b)	ISOs shall not be transferable otherwise than by will or by the laws of descent and distribution. No ISO shall be subject, in whole or in part, to attachment, execution or levy of any kind.

(c)	Each ISO shall expire and all rights under the ISO shall end at the expiration of the exercise period for the ISO, which shall in no event be extended beyond its original term and shall not be more than ten years after the date on which it was granted. Provided, however, that in the case of an Optionee who, at the time the Option is granted, owns more than 10% of the outstanding shares of Metro’s common stock, ISOs shall expire no more than five years after the date on which the ISO was granted.

(d)	ISOs may be exercised only while employed by Metro or within (i) three years after the Optionee’s death (if death occurs while employed), or (ii) except as otherwise provided in this Section 6, three months after termination of employment (but in any event not later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 6). In all other respects, an ISO is exercisable by terminated Optionee’s only to the extent the ISO was exercisable by the Optionee on the last day of his or her employment with Metro. If an Optionee terminates employment due to disability as defined in Section 22 (e)(3) of the Code, the ISOs granted to the Optionee shall be exercisable within 12 months after the date of termination (but in any event not later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 6).

(e)	If an Optionee dies while employed by Metro, the ISO may be exercised within three years after the Optionee’s death (but not later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 6) by those entitled under the Optionee’s will or the laws of descent and distribution, but only if and to the extent the ISO was exercisable by the Optionee immediately prior to the Optionee’s death.

(f)	If Optionee’s employment with Metro is terminated by Metro due to the misconduct of Optionee, as determined in the reasonable judgment of management of Metro, all ISOs granted to the Optionee prior to termination shall be forfeited by Optionee and rendered unexercisable.

(g)	ISOs may be exercised in whole or in part from time to time, subject to the provisions of this Plan and to such additional or different terms regarding the exercise of the ISOs as the Board or the Committee of the Board may fix at the time of grant.

(h)

ISOs shall not be granted to any individual pursuant to this Plan, the effect of which would be to permit that individual first to exercise ISOs, in any calendar year, for the purchase of Shares having a Fair Market Value in excess of $100,000

(determined at the time of the grant of the ISOs). Any Optionee may exercise ISOs for the purchase of Shares valued in excess of $100,000 (determined at the grant of the ISOs) in any calendar year, but only if the right to exercise the ISOs shall have first become available in prior calendar years.

(i)	An ISO shall be automatically converted to an NQSO in the event all requirements of Section 422 of the Code are not met.

7.	Terms of NQSOs

NQSOs granted under this Plan shall contain the following terms:

(a)	The NQSO price shall be fixed by the Board or the Committee, and may not be less than 100% of the Fair Market Value of the Shares subject to the NQSO on the date the NQSO is granted.

(b)	NQSOs shall not be transferable otherwise than by will or by the laws of descent and distribution. No NQSO shall be subject, in whole or in part, to attachment, execution or levy of any kind.

(c)	Each NQSO shall expire and all rights under the NQSO shall end at the expiration of the exercise period for the NQSO, which shall in no event be extended beyond its original term and shall not be more than ten years after the date on which it was granted. The Board or the Committee shall establish the exercise period for each NQSO, subject in all cases to paragraphs (d), (e) and (f) of this Section 7.

(d)	NQSOs may be exercised only while employed by Metro or within (i) three years after Retirement or death (if death occurs while employed), or (ii) except as otherwise provided in this Section 7, three months after termination of employment (but in any event not later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of Section 7). If an Optionee terminates employment due to disability as defined in Section 22(e)(3) of the Code, the NQSOs granted to the Optionee shall be exercisable within 12 months after the date of termination (but in any event not later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 7).

(e)	If an Optionee dies while employed, the NQSO may be exercised within three years after the Optionee’s death (but not later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 7) by those entitled under the Optionee’s will or the laws of descent and distribution.

(f)	If Optionee’s employment with Metro is terminated by Metro due to the misconduct of Optionee, as determined in the reasonable judgment of management of Metro, all NQSOs granted to the Optionee prior to termination shall be forfeited by Optionee and rendered unexercisable.

(g)	NQSOs may be exercised in whole or in part from time to time, subject to the provisions of this Plan and to such additional or different terms regarding the exercise of the NQSOs as the Board or the Committee of the Board may fix at the time of grant.

8.	Vesting of Options

Except as provided in Section 9, no Option granted under this Plan may be exercised within one year from the date of the grant of the Option. Options held more than one year may be exercised based upon the Option holding period, pursuant to the following schedule:

Option Holding Period	Percent Vested

Less than 1 year	0%

More than 1 year and less than 2 years	25

More than 2 years and less than 3 years	50

More than 3 years and less than 4 years	75

More than 4 years	100

9.	Full Vesting of Options Upon Retirement or a Change in Control

All outstanding Options shall become fully and immediately exercisable upon Retirement (as defined herein) of an Optionee or upon a Change in Control (as defined herein), if the Optionee is employed by, or providing services to Metro as of the date of the Change in Control.

For the purposes of this Plan, a Change in Control with respect to any Optionee shall be deemed to have occurred when any of the following events shall have occurred without the prior written consent of such Optionee:

(a)	A change in identity of at least four (4) members of the Board of Directors or the addition of four (4) or more new members to the Board of Directors, or any combination of the foregoing, within any two (2) consecutive calendar year periods.

(b)	A person or group acting in concert as described in Section 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) proposes to hold or acquire beneficial ownership within the meaning of Rule 13(d)(3) promulgated under the Exchange Act of a number of voting shares of the Company which constitutes either more than 50%, of the shares which voted in the election of Directors of Metro at the Shareholders’ Meeting immediately preceding such determination, or (ii) more than 50% of Metro’s outstanding voting shares.

The term “proposes to hold or acquire” shall mean the right of a person or group to acquire or merge (whether such right is exercisable immediately or only after the passage of time, or upon the receipt of such regulatory approvals as are required by applicable law) pursuant to an agreement, arrangement or understanding (whether or not in writing) or upon the exercise or conversion of rights, exchange rights, warrants or options, or otherwise.

(c)	A person or group acting in concert as described in Section 13(d)(2) of the Exchange Act has commenced a tender or exchange offer with respect to the voting shares of Metro or securities convertible or exchangeable into voting shares of Metro.

(d)	A person or group acting in concert as described in Section 13(d)(2) of the Exchange Act has the right to vote shares of Metro pursuant to any agreement, arrangement or understanding (whether or not in writing), either (i) more than 50% of the shares which voted in the election of Directors of Metro at the Shareholders’ Meeting immediately preceding such determination, or (ii) more than 50% of Metro’s outstanding voting shares; provided, however, that such person or group acting in concert, shall not be deemed to have acquired such shares if the agreement, arrangement or understanding to vote such securities rises solely from a revocable proxy given in response to a Proxy Solicitation by management of Metro in connection with the Annual Meeting of the Shareholders of Metro.

10.	Exercise Eligibility Period Following Termination of Employment

Except in the event of Retirement of an Optionee or a Change in Control (as defined in Section 9), Options granted under this Plan less than one year prior to date of termination of employment are not exercisable under any circumstances. Options granted at least one year prior to termination of employment must be exercised prior to the expiration date of the Option and within the period set forth below depending upon the reason for termination:

Termination Reason	Options Eligible for Exercise	Exercise Eligibility Period

Retirement	100% of outstanding Options	3 years from Retirement date for NQSOs; 3 months from Retirement date for ISOs

Death while employed	100% of outstanding Options	3 years from date of death

Total & permanent disability	100% of outstanding Options	1 year from termination date

Misconduct	None	Not applicable

Any other reason	Any Option 100% vested plus the vested portion of the next oldest Option	3 months from termination date

11.	Awards of Restricted Stock

In its discretion and upon such terms as it deems appropriate, the Committee may award shares of Restricted Stock to selected employees as provided in this Section (a “Restricted Stock Award”).

(a)	Shares issued pursuant to Restricted Stock Awards may be issued for cash consideration or for no cash consideration, at the sole discretion of the Committee. The Committee shall establish conditions under which or the time period within which restrictions on the transfer of Shares (the “Restriction Period”) shall exist as the Committee deems appropriate.

(b)	The Committee shall determine the number of Shares pursuant to a Restricted Stock Award in such manner as the Committee deems appropriate.

(c)	If the holder of the Restricted Stock Award ceases to be employed by Metro during the Restriction Period, the Restricted Stock Award shall terminate as to all Shares covered by the Award as to which restrictions on transfer have not lapsed and those Shares will be immediately returned to Metro. The Committee may, in its discretion, provide for complete or partial exceptions to this requirement.

(d)	During the Restriction Period, the Restricted Stock shall remain in the possession of Metro and the employee may not sell, assign, transfer, pledge or otherwise dispose of the Shares to which a Restriction Period applies. A certificate for the Shares shall be issued to the employee when all restrictions on such Shares have lapsed.

(e)	During the Restriction Period, unless the Committee determines otherwise, the employee shall have the right to vote the Shares and to receive any dividends or other distributions paid on such shares.

(f)	All restrictions imposed under the Restricted Stock Award shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of any conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Awards, that all the restrictions shall lapse without regard to any Restriction Period. All restrictions under all outstanding Restricted Stock Awards shall automatically and immediately lapse upon a Change in Control (as defined in Section 9).

(g)	To the extent permitted by the Committee, the employee may make an election to satisfy his or her income tax withholding obligation with respect to a Restricted Stock Award by having Shares withheld up to an amount that does not exceed the employee’s minimum applicable tax rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee. If the employee is a director or officer within the meaning of Rule 16a-1(f) promulgated under the Exchange Act, such election must be irrevocable and must be made six months prior to the date on which all restrictions lapse with respect to such Shares.

12.	Reorganization of Metro

In the event that Metro is succeeded by another corporation or bank in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor corporation or bank shall assume the outstanding Awards granted under this Plan or shall substitute new Awards for them.

13.	Delivery of Shares

No Shares shall be delivered upon the exercise of an Option until the Option price has been paid in full in cash or, at the discretion of the Board or the Committee, in whole or in part in Metro’s common stock owned by the Optionee valued at Fair Market Value on the date of exercise. If required by the Board, no Shares will be delivered upon the exercise of an Option or the lapse of a Restriction Period until the holder has given Metro a satisfactory written statement that he or she is acquiring the Shares for investment and not with a view to the sale or distribution of Shares.

14.	Continuation of Employment

Neither this Plan nor any Option granted or Award of Restricted Stock under this Plan shall confer upon any employee any right to continue in the employ of Metro or limit in any respect the right of Metro to terminate the employee’s employment at any time.

15.	Administration

The Board or the Committee may make rules and regulations and establish procedures as it deems appropriate for the administration of this Plan. In the event of a disagreement as to the interpretation of this Plan, any amendment thereto, any rule, regulation or procedure thereunder, or as to any right or obligation arising from or related to this Plan, the decision of the Board or the Committee shall be final and binding upon all persons in interest, including Metro, Optionees, and shareholders of Metro.

16.	Reservation of Shares

Shares delivered upon the exercise of an Option or the lapse of a Restriction Period shall, in the discretion of the Board or the Committee, be either authorized but unissued Shares, or previously issued Shares acquired by Metro through purchase in the open market or otherwise, or a combination of both. Metro shall be under no obligation to reserve or to retain in its treasury any particular number of Shares at any time, and no particular Shares, whether unissued or held as treasury Shares, shall be identified as those optioned held as Restricted Stock under this Plan.

17.	Amendment of Plan

The Board without further action by the shareholders may amend this Plan from time to time as it deems desirable. However, no such amendment shall increase the maximum number of Shares for which Options or Restricted Stock may be granted, reduce the minimum Option Price, extend the maximum Option period, or permit the granting of Options or Restricted Stock after December 31, 2015.

18.	Termination of the Plan

The Board may, in its discretion, terminate this Plan at any time prior to December 31, 2015. Termination of the Plan shall not deprive Optionees of Options granted prior to termination of the Plan.

19.	Effective Date – Shareholder Approval

The 2006 Employee Stock Option Plan became effective as of January 1, 2006, with the approval by the holders of a majority of the shares casting a vote at a meeting of shareholders of Pennsylvania Commerce Bancorp, Inc. on May 20, 2005. The Plan was amended and restated at a meeting of shareholders of Metro on July 23, 2010 and further amended by the Board on February 21, 2014. Any amendments to the Plan shall become effective upon approval by the Board or by holders of a majority of the shares casting a vote at a meeting of shareholders of Metro, as appropriate.